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                                                                     EXHIBIT 2.1

                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG
                        CTC COMMUNICATIONS GROUP, INC.
                            A DELAWARE CORPORATION,
                                CTC-NEWCO, INC.
                            A DELAWARE CORPORATION
                                      AND
                           CTC COMMUNICATIONS CORP.,
                          A MASSACHUSETTS CORPORATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of March 1, 1999 among CTC COMMUNICATIONS CORP., a Massachusetts corporation, CTC COMMUNICATIONS GROUP, INC., a Delaware corporation, and CTC-NEWCO, INC., a Delaware corporation and a wholly-owned subsidiary of CTC COMMUNICATIONS GROUP, INC.

                                   BACKGROUND

     A. CTC COMMUNICATIONS CORP ("CTC Massachusetts") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and, on the date of this Agreement, has authority to issue 26,000,000 shares consisting of 25,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which 10,291,126 shares of Common Stock and 666,666 shares of Series A Convertible Preferred Stock are issued and outstanding.

     B. CTC COMMUNICATIONS GROUP, INC. ("Delaware Parent") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue 110,000,000 shares consisting of 100,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $1.00 par value, none of which are issued and outstanding.

     C. CTC-NEWCO, INC. ("Delaware Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue 200 shares of Common Stock, $.01 par value, all of which are issued and outstanding and owned by Delaware Parent.

     D. The Board of Directors of each of CTC Massachusetts, Delaware Parent and Delaware Subsidiary have determined that it is advisable and in the best interests of each of such corporations that Delaware Subsidiary merge into CTC Massachusetts upon the terms and subject to the conditions set forth in this Agreement, for the purpose of effecting the reincorporation of CTC Massachusetts in the State of Delaware by becoming a wholly-owned subsidiary of Delaware Parent and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective stockholders and executed by the undersigned officers.

THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  DEFINITIONS

     When used in this Agreement (and in any Exhibit in which such terms are not otherwise defined) the following terms shall have the following meanings:

     "Certificate of Merger" shall mean the Certificate of Merger of Delaware Subsidiary into CTC Massachusetts to be filed with the Secretary of State of the Commonwealth of Massachusetts.
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     "CTC Massachusetts Common Stock" shall mean shares of Common Stock, $.01 par value, of CTC Massachusetts.

     "CTC Massachusetts Preferred Stock" shall mean shares of Preferred Stock, $1.00 par value, of CTC Massachusetts.

     "Delaware Parent Common Stock" shall mean shares of Common Stock, $0.01 par value, of Delaware Parent.

     "Delaware Parent Preferred Stock" shall mean shares of Preferred Stock, $1.00 par value, of Delaware Parent.

     "Delaware Subsidiary Common Stock" shall mean shares of Common Stock, $0.01 par value, of Delaware Subsidiary.

     "Effective Time" shall mean the time when the Certificate of Merger is filed with the Secretary of the Commonwealth of Massachusetts and the Merger becomes effective.

     "Merger" shall mean the merger of Delaware Subsidiary into CTC
Massachusetts.

     "Shareholders' Meeting" shall mean the meeting of shareholders of CTC Massachusetts to be held in 1999 approve and adopt this Agreement, among other things.

     "Surviving Parent" shall mean Delaware Parent from and after the Effective Time.

     "Surviving Subsidiary" shall mean CTC Massachusetts from and after the Effective Time.

                                  ARTICLE II

                                    MERGER

     2.1  Merger. At the Effective Time, the Merger shall become effective under
Section 252 of the Delaware General Corporation Law and Section 79 of Chapter 156B of the Massachusetts General Corporation Law, and Delaware Subsidiary shall merge into CTC Massachusetts, the separate existence of Delaware Subsidiary shall cease and CTC Massachusetts shall continue in existence as the surviving wholly-owned subsidiary of Delaware Parent under the Massachusetts General Corporation Law.

     2.2 Filings. On or prior to the Effective Time, CTC Massachusetts and Delaware Subsidiary shall cause:

               (a) the Certificate of Merger to be filed with the Secretary of the Commonwealth of Massachusetts; and

               (b) the Certificate of Merger to be filed with the Secretary of State of Delaware.

     2.3  Effects of the Merger. At the Effective Time:

               (a) the separate existence of Delaware Subsidiary shall cease and Delaware Subsidiary shall be merged into CTC Massachusetts;

               (b) the Articles of Incorporation of CTC Massachusetts shall continue as the Articles of Incorporation of the Surviving Subsidiary;

               (c) the Bylaws of CTC Massachusetts continue as the Bylaws of the Surviving Subsidiary;

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               (d)  each share of CTC Massachusetts Common Stock and CTC
Massachusetts Preferred Stock outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Parent Common Stock and one share of Surviving Parent Preferred Stock, respectively, pursuant to Article III herein;

               (e) without further transfer, act, or deed, the separate existence of Delaware Subsidiary shall cease and CTC Massachusetts shall possess all the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties, of Delaware Subsidiary; and all property, real, personal and mixed, and all debts due to Delaware Subsidiary on whatever account, as well as stock subscriptions and all other things belonging to Delaware Subsidiary shall be vested in CTC Massachusetts; and all property, rights, privileges, powers and franchises, and all and every other interest of Delaware Subsidiary shall be thereafter as effectually the property of the CTC Massachusetts as they were of Delaware Subsidiary, and the title to any real estate vested by deed or otherwise in Delaware Subsidiary shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors of Delaware Subsidiary and all liens upon any property of Delaware Subsidiary shall be preserved unimpaired and all debts, liabilities and duties of Delaware Subsidiary shall attach to CTC Massachusetts and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     2.4 Further Assurances. Delaware Subsidiary agrees that if, at any time after the Effective Time, CTC Massachusetts shall consider or be advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect or confirm in the CTC Massachusetts title to any property or rights of Delaware Subsidiary, the CTC Massachusetts and its officers and directors may execute and deliver all such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the CTC Massachusetts and otherwise to carry out the purposes of this Agreement, in the name of Delaware Subsidiary or otherwise.

                                  ARTICLE III

                              CONVERSION OF STOCK

     3.1 Conversion of Stock. At the Effective Time, the stock of CTC Massachusetts shall be converted into stock of Surviving Parent, as follows:

               (a) each share of CTC Massachusetts Common Stock and each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Surviving Parent Common Stock and one share of Preferred Stock, respectively; and

               (b) each share of Delaware Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Subsidiary.

     3.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CTC Massachusetts Common Stock and shares of Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Surviving Parent Common Stock and Preferred Stock into which the shares of CTC Massachusetts Common Stock and Preferred Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Surviving Parent or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Surviving Parent or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of CTC Massachusetts Common Stock and Preferred Stock evidenced by such outstanding certificates as provided above.

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     3.3  Stock Options. Each right or option to purchase shares of CTC
Massachusetts Common Stock granted under the 1993 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the Employee Stock Purchase Plan, the Employee Stock Benefit Plan and the 401(k) Savings Plan, and, upon approval of the stockholders of CTC Massachusetts, the 1998 Incentive Plan,(collectively, the "Plans"), and all other rights, options and warrants to purchase CTC Massachusetts Common Stock which is outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, right and warrant to purchase the same number of shares of Surviving Parent Common Stock at the same price per share, and upon the same terms and subject to the same conditions as in effect at the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of said Plans and upon exercise of such rights, options and warrants as is equal to the number of shares of CTC Massachusetts Common Stock so reserved as of the Effective Time. As of the Effective Time, Surviving Parent hereby assumes the Plans and all obligations of CTC Massachusetts under the Plans including the outstanding options or awards or portions thereof granted pursuant to the Plans and assumes all obligations of CTC Massachusetts under all other options, rights and warrants.

     3.4 Validity of Surviving Parent Common Stock and Preferred Stock. All shares of Surviving Parent Common Stock and Preferred Stock into which CTC Massachusetts Common Stock and Preferred are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such CTC Massachusetts Common Stock and Preferred Stock.

     3.5 Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced CTC Massachusetts Common Stock and Preferred Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Surviving Parent Common Stock and Preferred Stock into which such CTC Massachusetts Common Stock and Preferred Stock shall have been converted pursuant to the Merger.

                                  ARTICLE IV

                                    GENERAL

     4.1 Consents. Each of the parties hereto shall use its best efforts to obtain the consent and approval of each person whose consent or approval shall be required in order to permit consummation of the Merger.

     4.2 Governmental Authorizations. Each of the parties shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.

     4.3 Waiver and Amendment. This Agreement may be amended by action of the Board of Directors of each party hereto without any action by the stockholders of the parties, except that (a) any amendment to Section 3.1, (b) any amendment changing the terms, rights, powers or preferences of the Surviving Parent Common Stock or Preferred Stock, or (c) any amendment altering any terms of this Agreement if such alteration would adversely affect the holders of CTC Massachusetts Common Stock or Preferred Stock, or Surviving Parent Common Stock or Preferred Stock, must be approved by a majority of the voting power of the outstanding CTC Massachusetts Common Stock and Preferred Stock.

     4.4 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement at the Shareholders' Meeting, by action of the Board of Directors of CTC Massachusetts if the Board determines that the consummation of the transactions contemplated by this Agreement would not, for any reason, be in the best interests of Delaware Subsidiary and its shareholders.

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     4.5  Entire Agreement. This Agreement (including any exhibits), contains the entire agreement among the parties with respect to the Merger and supersedes all prior and concurrent arrangements, letters of intent or understandings relating to the Merger.

     4.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts has been signed by each of the parties and delivered to each of the other parties.

     4.7 Headings. The article, section and paragraph headings in this Agreement have been inserted for identification and reference and shall not by themselves determine the meaning or interpretation of any provision of this Agreement.

     4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, so far as applicable, the merger provisions of the Massachusetts General Corporation Law.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    CTC COMMUNICATIONS CORP.,
                                    a Massachusetts corporation

                                    ____________________________
                                    By:
                                    Title:

                                    CTC COMMUNICATIONS GROUP, INC.
                                    a Delaware corporation

                                    ____________________________
                                    By:
                                    Title:


                                    CTC-NEWCO, INC.
                                    a Delaware corporation

                                    ____________________________
                                    By:
                                    Title:

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